UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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YOUNG INNOVATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YOUNG INNOVATIONS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 4, 2010

TO OUR SHAREHOLDERS:

Our Annual Meeting will be held at Hotel Palomar, 505 North State Street, Chicago, Illinois on May 4, 2010, at 9:00 A.M., central time, for the following purposes:

1.	To elect five Directors to serve until the Annual Meeting in 2011 or until their successors are duly elected and qualified;

2.	To ratify the appointment of Crowe Horwath LLP as our independent auditors for the fiscal year ending December 31, 2010; and

3.	To consider and transact such other business as may properly come before the meeting.

Only shareholders whose names appear of record at the close of business on March 19, 2010 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof. The principal executive offices of the Company are located at 13705 Shoreline Court East, Earth City, Missouri 63045.

By Order of the Board of Directors,

Alfred E. Brennan

Chairman of the Board of Directors and

Chief Executive Officer

April 5, 2010

Earth City, Missouri

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED AND ADDRESSED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. SHAREHOLDERS CAN HELP THE COMPANY AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY RETURNING THE ENCLOSED PROXY CARD. THE PRESENCE, IN PERSON OR BY PROPERLY EXECUTED PROXY, OF A MAJORITY OF THE COMMON STOCK OUTSTANDING ON THE RECORD DATE IS NECESSARY TO CONSTITUTE A QUORUM AT THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 4, 2010.

The proxy statement, proxy card and annual report to shareholders are available on Young Innovations’ website at www.ydnt.com under “Investor Relations.”

YOUNG INNOVATIONS, INC.

500 North Michigan Avenue, Suite 2204

Chicago, Illinois 60611

PROXY STATEMENT

Annual Meeting of Shareholders to be held May  4, 2010

About the 2010 Annual Meeting

This Proxy Statement is being furnished to the common shareholders of Young Innovations, Inc. (the “Company”) on or about April 5, 2010 in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the annual meeting of shareholders (the “Annual Meeting”) to be held on May 4, 2010 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement of that meeting. The Annual Report to Shareholders for fiscal year 2009 accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one by writing to the Secretary of the Company. The Proxy Statement, proxy card and the 2009 Annual Report are also available on the Company’s website at www.ydnt.com.

Voting Procedures

Holders of shares of common stock, par value $0.01 per share (“Shares” or the “Common Stock”), of the Company at its close of business on March 19, 2010 (the “Record Date”) will be entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 7,984,543 shares of Common Stock were outstanding. Holders of Common Stock (the “Shareholders”) are entitled to one vote per share of Common Stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting.

The election of each Director requires the affirmative vote of holders of a majority of the Shares represented and entitled to vote in the election of directors at the Annual Meeting. Abstentions will have the effect of withhold votes against the election of directors while broker non-votes will not have an effect on the outcome of the votes for election of directors.

A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote on the non-routine matter. Under recently revised rules applicable to most brokers, the election of directors is not a routine matter on which a broker has the discretion to vote if instructions are not received from the client in a timely manner. The ratification of the appointment of Crowe Horwath LLP as our independent auditors is, however, such a routine matter.

Shareholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxy at the Annual Meeting. The presence, in person or by properly executed proxy, of a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.

All Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the Board’s director nominees and the ratification of the appointment of Crowe Horwath LLP as our independent auditors for the fiscal year ending December 31, 2010. The Board of Directors of the Company does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement that will come before the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing and dating a subsequent proxy relating to the Common Stock and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: Young Innovations, Inc., 500 North Michigan Avenue, Suite 2204, Chicago, Illinois 60611, Attention: Secretary.

The proxies are solicited by the Board of Directors of the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone or facsimile transmission, by directors, officers or employees of the Company or persons employed by the Company for the purpose of soliciting proxies. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of Common Stock held of record by such persons, and will be reimbursed for expenses incurred therewith. The cost of solicitation of proxies will be borne by the Company.

The date of this Proxy Statement is April 5, 2010.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to our By-laws, our Directors are elected annually and hold office until their successors are duly elected and qualified.

It is intended that the proxies (except proxies marked to the contrary) will be voted for the nominees listed below. It is expected that the nominees will serve; but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies. The following table sets forth the names, ages, principle occupations as well as a description of the specific experience, qualifications, attributes or skills that led the Board to conclude that such person should serve as a director of the Company.

Director	Age	Principal Occupation During Past 5 Years
Alfred E. Brennan	57

Chairman of the Board since October 2008 and Chief Executive Officer since January 2002. Vice Chairman from July 2004 until October 2008, and President from July 1998 to July 2004, Chief Operating Officer of the Company from October 1997 to May 2002, and Director of the Company since August 1997.

Mr. Brennan has worked in various capacities within the dental industry for over 20 years.

George E. Richmond	76

Vice Chairman of the Board since October 2008 and Chairman of the Board from 1997 until October 2008, Chief Executive Officer from 1995 to 2002, Director of the Company since its organization in 1995, and President of Young Dental Manufacturing Company (“Young Dental”) (predecessor to the Company) from 1961 until 1997.

Mr. Richmond is our principal shareholder and has been involved with the Company and the dental industry for over forty years. His perspective and experience regarding the dental industry and our Company are highly valued by the Board.

Brian F. Bremer(1)	73

Director of the Company since May 1999. Partner in CroBern Management Partnership, a venture capital investment group, since 1995.

Mr. Bremer has been involved in the dental industry for over 20 years and was a senior executive for several dental companies focusing on strategy and acquisition growth. Mr. Bremer is also our audit committee financial expert.

Patrick J. Ferrillo, Jr.(1)	58

Director of the Company since October 2004. Dean of the Arthur A. Dugoni School of Dentistry in San Francisco since 2006. Vice Provost and Dean of the University of Nevada—Las Vegas School of Dental Medicine from 2002 to 2006.

Dr. Ferrillo provides the Board both a clinical and academic perspective. This has been particularly helpful regarding product development and understanding trends in dental education and private practice.

Richard J. Bliss(1)	59

Director of the Company since January 2007. Managing Partner of Godfrey & Kahn S.C., a law firm, since 1995.

Mr. Bliss provides the Board with expertise in corporate governance and risk assessment, as well as perspective from advising a number of companies of similar size, scope and growth strategies.

(1)	Member of Audit, Compensation, and Nominating Committees

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF CROWE HORWATH LLP

In accordance with its charter, the Audit Committee has appointed Crowe Horwath LLP, independent registered public accounting firm, to audit the Company’s consolidated financial statements for fiscal 2010. Crowe Horwath LLP served as the Company’s independent auditors for fiscal 2009. The Audit Committee is asking the shareholders to ratify the appointment of Crowe Horwath LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.

The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. In the event shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Crowe Horwath LLP.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 1 TO APPROVE THE BOARD OF DIRECTORS’ SLATE OF NOMINEES STANDING FOR ELECTION AND PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE FIVE NOMINEES AS DIRECTORS AND RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP.

SECURITIES BENEFICIALLY OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information as of December 31, 2009, concerning the beneficial ownership of Common Stock by (i) each Director and Director nominee, each of the executive officers named in the Summary Compensation Table included in this Proxy Statement, all Directors, Director nominees and executive officers as a group, and (ii) all persons known by the Company to be the beneficial owners of five percent or more of the Common Stock. On December 31, 2009, there were 7,924,625 shares of Common Stock issued and outstanding. The address of each Director, Director nominee and executive officer listed below is Young Innovations, Inc., 500 North Michigan Avenue, Suite 2204, Chicago, Illinois 60611.

Name and Address	Number of Shares Beneficially Owned(1)	Percent of Class
Named Executive Officers and Directors
George E. Richmond(2)	2,117,414	26.7%
Alfred E. Brennan(3)	334,246	4.2%
Arthur L. Herbst, Jr.(4)	306,349	3.9%
Brian F. Bremer(5)	20,549	*
Patrick J. Ferrillo, Jr.(6)	8,049	*
Richard J. Bliss(7)	3,049	*
Daniel J. Tarullo(8)	44,421	*
Julia A. Heap(9)	21,404	*
All Directors, Director nominees and executive officers as a group (8 persons)	2,855,481	36.0%
Beneficial Owners in excess of 5% (other than directors and named executive officers)
American Century Companies, Inc(10)	806,548	10.2%
4500 Main Street, 9th Floor
Kansas City, MO 64111
FMR LLC(11)	767,040	9.7%
82 Devonshire Street
Boston, MA 02109
Royce & Associates, LLC(12)	549,185	6.9%
745 Fifth Ave
New York, NY 10151
Kayne Anderson Rudnick Investment Management, LLC(13)	516,690	6.5%
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067
Eaton Vance Management(14)	471,507	5.9%
2 International Place
Boston, MA 02100

*	Amount represents less than 1% of stock ownership.

(1)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission (SEC) rules, includes shares as to which a person has or shares sole voting power and/or investment power. Except as otherwise indicated, all shares are held of record with sole voting and investment power. Pursuant to the rules of the SEC, certain shares of the Company’s Common Stock which a person has the right to acquire within sixty days pursuant to the exercise of stock options and warrants are deemed to be outstanding for the purpose of computing beneficial ownership and the percentage ownership of that person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. All directors and executive officers as a group hold options to purchase an aggregate of 500,793 shares of Common Stock, which are exercisable within sixty days.

(2)	Includes 395,979 shares held in a revocable trust as to which Mr. George E. Richmond has sole voting and dispositive power and 1,721,435 shares held in a trust as to which Mr. Richmond is a co-trustee and has sole voting and dispositive power. Excludes 1,102 shares owned by Mr. Richmond’s spouse.

(3)	Includes 100,274 shares owned directly by Mr. Brennan, including 24,000 shares of restricted stock which vest over the next three years, 41,503 shares of restricted stock which vest over the next five years and 5,733 shares of restricted stock which vest over the next year to which Mr. Brennan has voting power. Also includes 233,972 shares of Common Stock issuable to Mr. Brennan that may be acquired pursuant to stock options exercisable within sixty days. Excludes 9,055 shares held in trust for Mr. Brennan’s children over which Mr. Brennan does not have voting or dispositive power.

(4)	Includes 100,373 shares owned directly by Mr. Herbst, including 24,000 shares of restricted stock which vest over the next three years, 41,218 shares of restricted stock which vest over the next five years and 5,733 shares of restricted stock which vest over the next year to which Mr. Herbst has voting power. Also includes 203,254 shares of Common Stock issuable to Mr. Herbst that may be acquired pursuant to stock options exercisable within sixty days, and 2,722 shares owned by Mr. Herbst’s daughters over which Mr. Herbst has voting and dispositive powers. Excludes 2,486 shares owned by Mr. Herbst’s spouse.

(5)	Includes 15,549 shares owned directly by Mr. Bremer, including 1,271 shares of restricted stock which vest on the one year anniversary of the grant. Also includes 5,000 shares of Common Stock issuable to Mr. Bremer that may be acquired pursuant to stock options exercisable within sixty days.

(6)	Includes 3,049 shares owned directly by Dr. Ferrillo, including 1,271 shares of restricted stock which vest on the one year anniversary of the grant. Also includes 5,000 shares of Common Stock issuable to Dr. Ferrillo that may be acquired pursuant to stock options exercisable within sixty days.

(7)	Includes 3,049 shares owned directly by Mr. Bliss, including 1,271 shares of restricted stock which vest on the one year anniversary of the grant.

(8)	Includes 6,388 shares of Common Stock owned directly by Mr. Tarullo, including 3,753 shares of restricted stock which vest over the next five years and 566 shares of restricted stock which vest over the next year. Also includes 38,033 shares of Common Stock issuable to Mr. Tarullo that may be acquired pursuant to stock options exercisable within sixty days.

(9)	Includes 5,871 shares of Common Stock owned directly by Ms. Heap, including 4,420 shares of restricted stock which vest over the next five years and 566 shares of restricted stock which vest over the next year. Also includes 15,533 shares of Common Stock issuable to Ms. Heap that may be acquired pursuant to stock options exercisable within sixty days.

(10)	Based on a Schedule 13G filed jointly by American Century Companies, Inc., American Century Investment Management, Inc. and American Century Capital Portfolios, Inc. with the SEC dated February 16, 2010. American Century Companies, Inc., a holding company, reported sole voting power with respect to 767,748 shares and sole dispositive power with respect to 806,548 shares; American Century Investment Management, Inc., a wholly owned subsidiary of American Century Companies, Inc., reported sole voting power with respect to 767,748 shares and sole dispositive power with respect to 806,548 shares; and American Century Capital Portfolios, Inc., a registered investment company, reported sole voting and dispositive power with respect to 675,000 shares.

(11)	Based on a Schedule 13G filed by FMR LLC with the SEC dated February 16, 2010.

(12)	Based on a Schedule 13G filed by Royce & Associates, LLC with SEC dated January 26, 2010.

(13)	Based on a Schedule 13G filed by Kayne Anderson Rudnick Investment Management, LLC with the SEC dated February 09, 2010.

(14)	Based on a Schedule 13G filed by Eaton Vance Management with the SEC dated January 20, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file initial reports of ownership and changes in ownership with the SEC. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, to the knowledge of the Company, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during 2009 with the exception of a late Form 5 filing related to a gift of shares by Mr. Richmond.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors is comprised of five members, of which three are independent directors, and thus comprise the majority of the Board. In general, the Board of Directors determines whether a director is independent by following the listing standards of the NASDAQ Global Select Market (the “NASDAQ listing standards”) and the SEC rules and regulations, in addition to those other factors it may deem relevant. The Board of Directors has determined that the independent directors are Brian F. Bremer, Patrick J. Ferrillo, Jr., and Richard J. Bliss.

Board Meetings and Committees

The Board of Directors met five times during 2009. Independent directors of the Company meet regularly in conjunction with regularly scheduled meetings of the Board of Directors. All directors attended all of the meetings of the Board during 2009 and all committee members attended all of the committee meetings in 2009.

The Board of Directors has standing Audit, Compensation and Nominating Committees.

Audit Committee

The Audit Committee met four times during 2009. The Committee is composed of Brian F. Bremer, Patrick J. Ferrillo and Richard J. Bliss. All committee members attended 100% of the committee meetings, during the time on which they served as a committee member.

The Audit Committee Charter, as adopted by the Board of Directors on January 27, 2004, grants the Audit Committee sole authority to hire the independent accountants and approve non-audit services. The Committee’s responsibilities include evaluation of significant matters relating to the audit and internal controls of the Company and review of the scope and results of audits by the independent auditors. All of the members of the Audit Committee are independent as defined in the NASDAQ listing standards. The Board of Directors has determined that Mr. Bremer is an “audit committee financial expert” as defined by the SEC rules and that Mr. Bremer, Mr. Bliss, and Dr. Ferrillo are “independent” as defined under the NASDAQ listing standards. The Company’s Audit Committee Charter is available on the Company’s website at www.ydnt.com or free of charge upon written request to Young Innovations, Inc., 500 North Michigan Avenue, Suite 2204, Chicago, Illinois 60611, Attention: Secretary.

Compensation Committee

The Compensation Committee met six times during 2009. The Committee is composed of Brian F. Bremer, Patrick J. Ferrillo and Richard J. Bliss. All committee members attended 100% of the committee meetings.

The Compensation Committee reviews the Company’s remuneration policies and practices, including executive salaries, compensation and other employee benefits, and administers and determines awards under the Company’s 2006 Long Term Incentive Plan. All of the members of the Compensation Committee are independent as defined in the NASDAQ listing standards. The Company’s Compensation Committee Charter is available on the Company’s website at www.ydnt.com or free of charge upon written request to Young Innovations, Inc., 500 North Michigan Avenue, Suite 2204, Chicago, Illinois 60611, Attention: Secretary.

Nominating Committee

The Nominating Committee met once in 2009. The Committee is composed of Brian F. Bremer, Patrick J. Ferrillo and Richard J. Bliss. All the members of the Nominating Committee are independent as defined in the NASDAQ listing standards. The Company’s Nominating Committee Charter is available on the Company’s website at www.ydnt.com or free of charge upon written request to Young Innovations, Inc., 500 North Michigan Avenue, Suite 2204, Chicago, Illinois 60611, Attention: Secretary.

Annual Meeting Attendance Policy

The Company expects all Board members to attend the annual meeting of shareholders, but from time to time, other commitments may prevent all directors from attending each meeting. All directors attended the most recent annual meeting of shareholders, which was held on May 5, 2009.

Compensation Committee Interlocks and Insider Participation

During 2009, no executive officer of the Company served on the board of directors or compensation committee of any other company with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2009, and no member of the Compensation Committee was formerly an officer of the Company.

Director Nominations

The Nominating Committee will consider nomination recommendations from shareholders, which should be addressed to the Company’s Secretary. In order for a shareholder to nominate a candidate for director, under the Company’s By-laws, timely notice of the nomination must be given in writing to the Secretary. In recommending a director nominee, the Nominating Committee considers the requisite experience, qualifications, and skills of the nominee. Incumbent director nominees are evaluated based on their prior service and continued commitment to the Board. Although the Board does not have a specific policy to address diversity, the Nominating Committee considers whether the nominee’s background would add to the diversity of experiences, qualifications, and skills of the Board’s service. For consideration at the 2011 Annual Meeting, director nominations must be delivered to the Company no later than the close of business on February 3, 2011, but no earlier than the close of business on January 4, 2011.

Notice of a nomination must include (a) the name and address of the shareholder who intends to make the nomination and the name, address, age, and principal occupation or employment of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the number and class of shares of the Company which are owned by such shareholder and the beneficial owner, if any, and the number and class of shares, if any, beneficially owned by the nominee; (d) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and (e) such other information regarding each nominee that is required to be disclosed in connection with the solicitation of proxies for the election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including, without limitation, such person’s written consent to being named in a proxy statement as a nominee and to serving as a director if nominated). The Nominating Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

As provided in its Charter, the Nominating Committee will follow procedures which the Committee deems reasonable and appropriate in the identification of candidates for election to the Board and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, incumbent Board members and shareholders. The Committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of shareholders as a whole and not any specific interest group or constituency. The Committee will also consider whether the candidate would be “independent” for purposes of the NASDAQ listing standards and SEC rules and regulations. The Committee may from time to time engage the service of a professional search firm to evaluate potential nominees. The Company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement.

Shareholder Communications with Board of Directors

Shareholders may send communications to Board members by sending a communication to the Board and/or a particular Board member in care of the Company at 500 North Michigan Avenue, Suite 2204, Chicago, Illinois 60611, Attention: Secretary. Communications intended for non-management directors should also be sent in care of the Secretary at the address listed above. All communications will then be forwarded by the Secretary to the appropriate Board members.

Leadership Structure

Given the size of the Company’s Board, the Board believes that it is desirable to have the flexibility to decide whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate as the Company evolves over time. The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer. The Board believes this currently provides an efficient and effective leadership model for the Company, especially given the relatively small size of the Company’s Board. The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the Chief Executive Officer brings company- and industry-specific experience and perspective. The independent directors provide significant input in setting the agenda for each Board meeting. The Board believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board and allows the Board to operate in an efficient and effective manner, resulting in effective corporate governance. In addition, it has been the Company’s practice to give the Board regular access to management below the senior executive level, including attendance of managers as a group at Board meetings and interaction with Board members in informal settings that facilitate informal communication.

Risk Oversight

The Audit Committee has been designated by the Board to take the lead in overseeing risk management at the Board level. The charter for the Audit Committee requires that it meet periodically with management to review and assess the Company’s major financial and operational risk exposures and the manner in which such risks are being monitored and controlled. Accordingly, in addition to its other duties, the Audit Committee schedules time for periodic review of risk assessment and management, including in the areas of legal and regulatory compliance, internal auditing and financial controls, and litigation. In this role, the Audit Committee considers the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks and receives reports from management and other advisors. Although the Board’s primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company’s risk management and the most significant risks that the Company faces. This is principally accomplished through regular attendance at Audit Committee meetings by other Board members and by Audit Committee reports to the Board.

Code of Ethics

The Company adopted a Code of Ethics that applies to all executive officers, directors and employees. The Code of Ethics defines each individual’s obligations when representing the Company. The Company’s Code of Ethics is available on the Company’s website at www.ydnt.com or free of charge upon written request to Young Innovations, Inc., 500 North Michigan Avenue, Suite 2204, Chicago, Illinois 60611, Attention: Secretary.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Overview of Compensation Program

The Compensation Committee of the Board (the “Committee”) is responsible for establishing, implementing, approving and reviewing the Company’s compensation philosophy and objectives for our executive officers, including base salary, incentive pay, equity awards and other employee benefits. The Committee also administers and approves all equity compensation, including restricted stock grants, stock option grants and other equity grants, for executive officers and other employees. The Committee is comprised of independent directors as determined under the applicable rules of NASDAQ and the SEC.

Compensation Philosophy and Objectives

The Company’s compensation program is intended to meet two principal objectives: (1) attract, reward and retain executives and other key employees who possess outstanding talent, and (2) provide management with the appropriate incentives for achieving the Company’s short- and long-term objectives that enhance shareholder value. To meet these objectives, Young has adopted the following overriding policies:

•	establishing short- and long-term strategic, financial and operational objectives for our executives;

•	rewarding executive officers for their efforts in meeting the Company’s strategic, financial and operating goals with annual cash bonuses;

•	providing long-term, stock-based incentives in the form of restricted stock and/or stock option grants to the key employees responsible for creating long-term shareholder value; and

•	paying compensation that is competitive with the compensation offered by companies that have similar growth objectives and operating complexity.

Pay Elements

The Company’s compensation program consists of:

•	base salary;

•	annual cash bonus;

•	long-term equity awards;

•	welfare benefits;

•	retirement benefits;

•	change-in-control benefits; and

•	perquisites.

The base salary, welfare benefits and retirement benefits are set with the goal of attracting and retaining qualified employees with the necessary skill sets and experience and compensating and rewarding them for the services they perform. The executives participate in the employee benefit plans generally available to our employees, including life insurance, medical, health and disability plans. The executives also participate in our 401(k) plan which is generally available to all other employees.

The annual cash bonus is designed to focus the executives on achieving specified strategic, financial and operating goals over the short- and long-term. The bonus is intended to reward (i) an individual’s performance in fulfilling their responsibilities relative to achieving the Company’s strategic, financial and operating goals for the year, as well as in prior years; and (ii) the individual’s success in strategically positioning their area of responsibility for future growth.

Our equity program is designed to (i) provide incentive and reward achievement of long-term business objectives by aligning the interests of our executives with those of our shareholders, and (ii) retain key employees.

The Company has change-in-control agreements with certain non-executive key employees in which they receive certain payments in the event of a change-in-control. In addition, Messrs. Brennan, Herbst, and Tarullo and Ms. Heap have employment agreements pursuant to which they receive certain payments in the event of a change-in-control of the Company. These agreements are designed to facilitate the Company’s ability to attract and retain key employees of the Company by providing protections commonly offered in the marketplace. These agreements also encourage these employees to be focused on maximizing shareholder value in the event of a change-in-control. In addition, these agreements are designed to encourage the executive team to remain and execute the change-in-control transaction, while also rewarding them for their efforts.

The Company also offers limited perquisites to its executives, including participation in our Company-wide medical, dental, life and disability insurance plans, and our 401(k) plan. The Company provides the executive officers with a car that is used for both professional and personal use. The Company also pays the premiums on supplemental life and disability insurance policies for Messrs. Brennan and Herbst. These perquisites do not comprise a significant aspect of our executive compensation program.

The Committee believes that these elements have been effective in achieving its compensation objectives. As the business changes over time, the Committee will continue to assess whether any modification to these policies is necessary for attracting, retaining and rewarding the executive and management talent required for executing our growth and operating strategy.

Setting Executive Compensation

The Committee’s primary objective in setting executive compensation levels is to facilitate the hiring and retention of managers capable of capitalizing on our growth opportunities over the long-term, and managing the complexities of a growth company. The Committee reviews the base salary, annual cash bonus and equity program on an annual basis. The Committee reviews the 401(k) plan and the welfare benefits periodically to ensure they remain competitive. In setting the compensation level for each executive, the Committee takes into account the overall proposed compensation of the executive, as well as the executive’s responsibilities, the executive’s past and expected future contributions to our business, the competitive market, as well as the cost to the Company. The Company has employment agreements with Messrs. Brennan, Herbst and Tarullo, and Ms. Heap. These agreements are described under the section entitled “Employment Agreements.”

In evaluating and setting the various components of compensation for executive officers, the Committee considers a number of factors, including market surveys, comparative statistics for companies in the dental industry (such as DENTSPLY International Inc., Danaher Corporation, John O. Butler Company) and, periodically, the use of compensation consultants. Given the size of the Company, the limited number of public companies in the dental manufacturing industry and certain unique characteristics of the Company such as concentrated ownership and relatively high operating margins, the Committee has found it challenging to form a broad list of comparable companies.

Additionally, the Committee applies their professional experience and judgment with respect to compensation levels and structures appropriate for rewarding managers for their services and aligning management interests with the long-term growth objectives of the business.

During 2006, the Committee invested considerable time and resources in reviewing the Company’s executive compensation practices, particularly as they related to securing employment agreements with Messrs. Brennan and Herbst and planning for succession at the executive management level. To accomplish this, the Committee considered those factors described above and consulted with a number of advisors. Messrs. Brennan and Herbst signed new employment agreements on January 31, 2007 (see description of these agreements in “Employment Agreements” on page 21), which were substantially equivalent to the previous agreements with Messrs. Brennan and Herbst, except that they provide for a tax gross-up payment with respect to potential excise taxes due on change-in-control payments. These adjustments were made based upon a review of the work completed by our independent advisors and a review of compensation practices for companies with similar growth strategies and operating complexity.

During 2009, the Committee continued to evaluate the Company’s compensation practices with the assistance of advisors. Messrs. Brennan and Herbst signed amended and restated employment agreements in May of 2009. These agreements are substantially equivalent to the previous agreements with Messrs. Brennan and Herbst, except the terms of each agreement were extended to January 31, 2012 and changes were made to take into account various interpretations issued by IRS with respect to Section 409A of the Code, so that the payment of certain amounts under the employment agreement which are deemed to be deferred compensation under Code Section 409A are paid to the executives in a manner and timeframe that complies with the Code. Additionally, in 2009 the Company retained Pearl Meyer & Associates to assess its current long-term incentive program, including assessment of the plan provisions, share authorization, grant practices, and executive officer and director ownership guidelines. The consultant did not recommend the amount or form of executive or director compensation.

The Committee intends to continue to work on its evaluation of the Company’s compensation practices and planning for succession at the executive management level.

Role of Executive Officers in Compensation Decisions

The Committee meets with George E. Richmond, Vice Chairman, Alfred E. Brennan, Chief Executive Officer, and Arthur L. Herbst, Jr., President, to review the performance of the management team and to obtain recommendations with respect to the Company’s compensation programs and practices for executives, other employees and directors. Messrs. Brennan and Herbst make recommendations to the Committee on base salaries, bonuses and equity awards for the executive team and other employees. The Committee, in consultation with Mr. Richmond, makes recommendations regarding the compensation of Messrs. Brennan and Herbst and the aggregate annual cash bonuses and equity grants. The Committee is not bound to accept management’s recommendations and can and does exercise its discretion in modifying any recommended salary adjustments, bonuses or equity awards to executives.

Messrs. Richmond, Brennan and Herbst attend certain of the Committee’s meetings, or portions thereof, but the Committee also holds meetings not attended by any members of management or non-independent directors. The final decision on compensation for Messrs. Brennan and Herbst is made by the Committee without Messrs. Brennan and Herbst present. Messrs. Brennan and Herbst have the authority to make base salary adjustments and determine cash bonuses for employees other than the executive team.

The Committee makes all compensation decisions with respect to our named executive officers and approves recommendations regarding equity awards to all employees of the Company.

2009 Executive Compensation Metrics

The principal components of compensation for the named executive officers for the year ended December 31, 2009 were:

•	base salary;

•	annual cash bonus; and

•	equity award grants.

Base Salary.    The Committee typically establishes the base salaries for the named executive officers on an annual basis to reward them for the provision of day-to-day services to the Company. Factors the Committee may rely on in adjusting the base salary of an executive include: the individual’s level of responsibility and performance; the individual’s past and expected contribution toward achieving the Company’s short- and long-term strategic, financial and operating goals; whether the base salary is competitive with companies in the industries and geographic areas in which the Company competes; and any other information which may be available as to the value of the particular individual’s performance and prospective future services to the Company and the overall competitive environment. Pursuant to their employment agreements, the base salaries of Messrs. Brennan and Herbst were $450,000 and $360,000, respectively, and were not increased for 2010. The base salary for 2010 for Mr. Tarullo increased $5,000 to $145,000 and the base salary for Ms. Heap was increased $10,000 to $140,000. The increases in base salary were primarily based on each of Mr. Tarullo’s and Ms. Heap’s increasing areas of responsibility and their past and expected contribution to achieving the Company’s short- and long-term strategic, financial and operating goals.

Annual Cash Bonus.    On an annual basis the Committee reviews the performance of the executive team, including the named executive officers. The Committee considers the following in conducting its performance review and determining the annual cash bonuses for the executive team:

•	earnings per share

•	operating income

•	the individual’s performance in fulfilling their responsibilities and their contribution toward achieving the Company’s strategic, financial and operating goals for the year as well as in prior years;

•	the individual’s success in strategically positioning their area of responsibility for future growth;

•	the extent and nature of the individual’s responsibilities; and

•	comparisons with compensation paid to individuals with similar skills and experience.

The Committee believes these factors allow them to incentivize and reward the individuals most responsible for the successful performance of the Company. In determining the annual cash bonuses for 2009, the Committee attributed the cash bonus for Messrs. Brennan and Herbst to the Company’s 2009 financial performance (earnings per share) and for the achievement of certain operating and strategic goals, including progress on the design and implementation of new systems across the business, new product development, the acquisition and integration of a new product line and organizational development, including the restructuring of sales and marketing efforts and the hiring of certain key management positions. Messrs. Brennan and Herbst are eligible to receive an annual cash bonus of up to 200% of their base salary which the Committee determines upon achievement of financial, operating and strategic goals described above. For 2009, the Committee adopted a diluted earnings per share target of $1.61 as the financial component of the goals to qualify Messrs. Brennan and Herbst for a cash bonus of 100% of base salary. The Company achieved diluted earnings per share of $1.69 in 2009. Having met certain financial, operating and strategic goals, Messrs. Brennan and Herbst were eligible to receive an annual cash bonus of greater than 100% of base salary. For 2009, Messrs. Brennan and Herbst were awarded cash bonuses of $310,000 and $258,000 respectively. In determining the amount of the annual cash bonuses to be paid to Messrs. Brennan and Herbst, the Committee took into consideration the 2009 diluted earnings per share, as well as the achievement of the operating and strategic goals described above but also considered Messrs. Brennan’s and Herbst’s recommendation that a larger portion of the bonus pool be directed to other employees based on their contributions to product development and consolidation activities, as well as other operational and strategic goals. Mr. Tarullo and Ms. Heap were awarded cash bonuses of $50,000 and $55,000, respectively. The Committee attributed the cash bonuses for Mr. Tarullo and Ms. Heap to the Company’s 2009 financial performance ( earnings per share) and for the achievement of certain operating goals, including playing a key role with respect to our distributor marketing efforts as well as coordinating product development and providing sales management for the Company’s diagnostic product line for Mr. Tarullo and reorganizing and restructuring finance functions, enhancing planning and forecasting systems and aligning direct and distributor financial system processes for Ms. Heap.

Long-Term Incentive Compensation.    The purpose of the Company’s 2006 Long-Term Incentive Plan is threefold: (1) link long-term incentive compensation with the creation of shareholder value; (2) increase equity ownership of the executives most responsible for achieving gains in shareholder value so that they are motivated to act like owners of the Company; and (3) provide competitive compensation to the executive team. The Committee typically grants restricted stock and stock options. The amount of the grants to each individual is based on the following:

•

the individual’s responsibilities and potential, and in certain cases, past, contributions to achieving (i) the Company’s long-term strategic, financial and operational goals and (ii) increased shareholder value;

•	the aggregate compensation paid to each executive officer; and

•	the aggregate impact of such equity grants on earnings per share.

In particular, in awarding the restricted stock grants in 2009 set forth below to Messrs. Brennan and Herbst, the Committee also considered their ongoing efforts to position the Company for growth by (i) further integrating acquired businesses and products, (ii) consolidating facilities, and (iii) expanding the Company’s sales and marketing and new product development efforts and the significant leadership role Messrs. Brennan and Herbst have and will continue to exert to the accomplish the foregoing.

In February 2009, the Committee issued an aggregate of 104,347 shares of restricted stock to certain employees. The following named executive officers received grants of restricted stock as follows:

Name and Title	No. of Shares of Restricted Stock	Vesting Period
Alfred E. Brennan Chief Executive Officer	31,333	5 years (20% vests on each anniversary of grant date)

Arthur L. Herbst, Jr. President and Chief Financial Officer	31,333	5 years (20% vests on each anniversary of grant date)

Daniel J. Tarullo Vice President	3,333	5 years (20% vests on each anniversary of grant date)

Julia A. Heap Vice President of Finance and Controller	4,000	5 years (20% vests on each anniversary of grant date)

The vesting of restricted stock grants accelerates in full upon a change-in-control. See page 23 for a definition of change-in-control.

In awarding the restricted stock grants in 2010 set forth below to Messrs. Brennan and Herbst, the Committee also considered their ongoing efforts to position the Company for growth by (i) further integrating acquired businesses and products and (ii) expanding the Company’s sales and marketing and new product development efforts and the significant leadership role Messrs. Brennan and Herbst have and will continue to exert to the accomplish the foregoing.

In February 2010, the Committee issued an aggregate of 65,484 shares of restricted stock to certain employees. The following named executive officers received grants of restricted stock as follows:

Name and Title	No. of Shares of Restricted Stock	Vesting Period
Alfred E. Brennan Chief Executive Officer	16,129	3 years (one-third vests on each anniversary of grant date)

Arthur L. Herbst, Jr. President and Chief Financial Officer	16,129	3 years (one-third vests on each anniversary of grant date)

Daniel J. Tarullo Vice President	2,016	3 years (one-third vests on each anniversary of grant date)

Julia A. Heap Vice President of Finance and Controller	2,016	3 years (one-third vests on each anniversary of grant date)

The vesting of restricted stock grants accelerates in full upon a change-in-control.

The Committee currently intends that compensation expense of vesting and future annual equity grants will approximate 9% of pre-charge operating income of the Company for the immediately preceding year. The 2009 compensation expense attributable to equity grants was approximately 8% of 2009 operating income. We estimate that the 2010 compensation expense attributable to the restricted share awards granted in February 2010 will be approximately 8% of 2009 operating income. The estimated expense for the 2010 grant, along with the prior equity grants would be in line with expectations. The Committee may make additional equity grants during the remainder of 2010. With respect to both the 2009 and 2010 restricted stock grants, the Committee allocated the restricted stock grants based on their view of each of the individual’s current and expected contributions to the growth of the Company.

Retention Bonus.    On February 16, 2007, the Compensation Committee approved the payment of retention bonuses to Messrs. Brennan and Herbst of $450,000 and $360,000, respectively, with respect to their provision of services during the initial term of the employment agreements entered into with each of them on January 31, 2007. With respect to Mr. Brennan’s retention bonus and pursuant to his agreement, in the event his employment agreement is terminated for any reason or he terminates employment for any reason, Mr. Brennan must immediately return to the Company the pro rata portion of the retention bonus based on the number of months remaining between the termination date and the end of the initial term of his employment agreement. Mr. Herbst’s agreement provides that his retention bonus be paid as follows: $120,000 on each of December 15, 2007, December 15, 2008 and December 15, 2009; provided Mr. Herbst is employed by the Company on the particular payment date. As of December 31, 2009, all retention bonuses have been fully paid. The Company does not have the right to demand the return of the retention bonuses.

Change-in-Control Payments.    The Company has entered into change-in-control agreements with certain key executives. In addition, Messrs. Brennan, Herbst and Tarullo and Ms. Heap are due payment upon a change-in-control as set forth in their respective employment agreements. The purpose of these agreements was and is to provide incentive to and reward the key executives with respect to this type of significant transaction as well as to promote continuity and stability of the management team through the completion of such transaction. Information regarding applicable payments to the named executive officers pursuant to such agreement is set forth under the heading “Potential Payments Upon Termination or Change-in-Control Arrangements” on page 21.

Ownership Guidelines

To further align the interests of our executives and directors with those of our shareholders, in January 2010, the Committee adopted the following stock ownership guidelines for our executives and directors:

•	CEO/President – 3 times then current base salary;

•	Sr. Vice President – 2 times then current base salary;

•	Vice President – 1 times then current base salary; and

•	Non-employee directors – 1 times then current annual cash retainer.

The Committee also believes that the stock ownership guidelines help to deter excessive short-term risk taking by the executive officers and directors.

The executives and directors have 5 years from the date of the adoption of the guidelines, the date of election or hire, or the date of promotion, as the case may be, to comply with these guidelines. The value of an individual’s shares for purposes of the stock ownership guidelines is deemed to be the greater of the then-current value of the stock, or the individual’s cost basis in the stock. Shares counted in calculating the stock ownership guidelines include shares beneficially owned outright, whether through open market purchases, shares retained after option exercises and shares of vested restricted stock. In addition, vested, unexercised, in-the-money stock options will be included in the share ownership guidelines calculation. Currently, all executive officers and directors meet the stock ownership guidelines.

The Board of Directors will evaluate whether exceptions should be made for any director or executive officer on whom the guidelines would impose a financial hardship or for other appropriate reasons as determined by the Board of Directors.

Tax and Accounting Implications

Tax Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code (“Code”) provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under our compensation program is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers. In order to preserve the deductibility of performance-based compensation, the Company will generally seek to comply with Section 162(m) of the Code to the extent such compliance is practicable and in the best interests of the Company and its shareholders.

Accounting for Stock-Based Compensation.    Since January 1, 2006, the Company has accounted for equity compensation, including stock options and restricted stock, in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Dr. Patrick J. Ferrillo, Jr., Chairman

Brian F. Bremer

Richard J. Bliss

NAMED EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table presents information regarding the total compensation for fiscal 2009, 2008, and 2007 awarded to or earned by individuals who served as the Company’s chief executive officer or chief financial officer and the Company’s two other most highly compensated executive officers during fiscal years 2009, 2008, and 2007.

Name and Principal Position	Year	Salary($)	Bonus($) (1)	Stock Awards ($)(2)	Options Awards ($)(3)	Non-Equity Incentive Plan Compensation($)	All Other Compensation ($)(4)	Total($)
Alfred E Brennan	2009	450,000	310,000	469,995	—	—	38,888	1,268,883
Chairman of the Board and Chief Executive Officer(5)	2008	450,000	100,000	320,965	—	—	33,933	904,898
	2007	450,000	450,000	1,667,380	—	—	31,064	2,598,444

Arthur L Herbst Jr	2009	360,000	378,000	469,995	—	—	26,623	1,234,618
President and Chief Financial Officer(6)	2008	360,000	210,000	311,971	—	—	23,326	905,297
	2007	360,000	120,000	1,667,380	—	—	20,126	2,167,506

Daniel J. Tarullo	2009	140,000	50,000	49,995	—	—	10,287	250,282
Vice President	2008	140,000	25,000	14,912	10,540	—	4,590	195,042
	2007	140,000	10,000	49,555	47,838	—	4,543	251,936

Julia A. Heap	2009	130,000	55,000	60,000	—	—	10,682	255,682
Vice President of Finance and Controller	2008	130,000	30,000	14,912	10,540	—	4,147	189,599
	2007	120,000	12,000	49,555	47,838	—	2,985	232,378

(1)	See Retention Bonus under the heading Compensation Discussion and Analysis for details on the payment of a retention bonus paid in February 2007 for Mr. Brennan and December 2009, 2008 and 2007 for Mr. Herbst. Mr. Brennan’s 2009 bonus represents amounts earned in 2008 and a portion of amounts earned in 2009. Mr. Herbst’s bonus in 2009 represents amount earned in 2007, 2008, and a portion of 2009. Mr. Tarullo and Mr. Heap’s 2009 bonuses represent amounts earned in 2008 and a portion of 2009. Similarly, their 2008 payments represent amounts earned in 2007, and their 2007 payment represents amounts earned in 2006.

(2)	Reflects the aggregate grant date fair value of restricted stock granted in the fiscal year compuated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(3)	Reflects the aggregate grant date fair value of stock options granted in the fiscal year compuated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(4)	Unless otherwise indicated, the aggregate amount of perquisites and other personal benefits given to each named executive officer valued on the basis of aggregate incremental cost to the Company was less than $15,000. Unless otherwise indicated, the amounts reflected consist of: (i) contributions made by the Company to the 401(k) Plan for each of the officers, (ii) dividend payments associated with unvested restricted stock, (iii) personal use of a Company owned automobile, and (iv) officer insurance premiums for Mr. Brennan and Mr. Herbst.

(5)	All other compensation for Mr. Brennan consists of: (i) Company perquisite costs of $38,888, $27,033, and $24,314 of which a majority includes $8,084, $8,084, and $8,340 for employer paid premiums for life and disability insurance, $9,439, $9,275, and $9,110 for personal use of a Company owned automobile, and $11,947, $9,674, and $6,864 for dividend payments associated with unvested restricted stock, and (ii) $7,350, $6,900, and $6,750 for Company contributions to the 401(k) Plan for fiscal 2009, 2008 and 2007, respectively.

(6)

All other compensation for Mr. Herbst consists of: (i) Company perquisite costs of $26,623, $16,426, and $13,376 of which a majority includes $4,385, $4,385, and $4,385 for employer paid premiums for life and disability insurance, $2,428, $2,428, and $2,127 for personal use of a Company owned automobile, and $11,902, $9,613, and $6,864 for dividend payments associated with unvested restricted stock, and (ii) $7,350, $6,900, and $6,750 for Company contributions to the 401(k) Plan for fiscal 2009, 2008, and 2007, respectively.

Salary and Bonus in Proportion to Total Compensation

As discussed in the Compensation Discussion and Analysis, the payment of bonuses and the issuance of equity compensation vary from year-to-year. The Company believes that its compensation program gives our named executive officers substantial alignment with shareholders, while also permitting the Company to incentivize the named executive officers to pursue short- and long-term performance goals. Please see Compensation Discussion and Analysis for a description of the objectives of the Company’s compensation program and overall compensation philosophy.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table sets forth specific information with respect to each grant of an award made under any Company plan to a named executive officer during fiscal 2009.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards($/sh)	Grant Date Fair Value of Stock and Option Awards($)
Alfred E. Brennan	2/12/2009	31,333	—	—	469,995
Arthur L. Herbst, Jr.	2/12/2009	31,333	—	—	469,995
Daniel J. Tarullo	2/12/2009	3,333	—	—	49,995
Julia A. Heap	2/12/2009	4,000	—	—	60,000

Outstanding Equity Awards at 2009 Fiscal Year-end

The following table shows the unexercised stock options, unvested restricted stock, and other equity incentive plan awards held at the end of fiscal year 2009 by the executive officers named in the Summary Compensation Table.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)
Alfred E. Brennan	121,472	—	14.02	10/11/2011	5,734	167,146
	112,500	—	35.38	3/1/2015	24,000	699,600
	—	—	—	—	10,170	240,724
	—	—	—	—	31,333	469,995

Arthur L. Herbst, Jr.	90,754	—	14.02	10/11/2011	5,734	167,146
	112,500	—	35.38	3/1/2015	24,000	699,600
	—	—	—	—	9,885	233,978
	—	—	—	—	31,333	469,995

Daniel J. Tarullo	7,500	—	32.74	12/22/2013	567	16,516
	22,500	—	35.38	3/1/2015	420	9,941
	4,467	2,233	29.15	2/16/2012	3,333	49,995
	667	1,333	23.67	2/12/2013	—	—

Julia A. Heap	7,500	—	32.74	12/22/2013	567	16,516
	4,467	2,233	29.15	2/16/2012	420	9,941
	667	1,333	23.67	2/12/2013	4,000	60,000

Option Exercises and Stock Vested in Fiscal Year 2009

The following table summarizes information with respect to stock option awards exercised and restricted stock awards vested during fiscal 2009 for each of the executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Alfred E. Brennan	55,588	445,165	17,123	266,840
Arthur L. Herbst, Jr.	22,100	247,057	17,028	265,423
Daniel J. Tarullo	—	—	777	12,057
Julia A. Heap	—	—	777	12,057

(1)	Value realized represents the difference between the base or exercise price of the option shares and the market price of the option shares on the date the option was exercised, without considering any taxes that may have been owed. The market price was derived from taking the closing price on the date of exercise.

(2)	Value realized represents the market price of the restricted share awards on the date of vesting, without considering any taxes that may have been owed. The market price was derived from taking the closing stock price on the date of vesting.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 with respect to shares of the Company’s Common Stock that may be issued under equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity Compensation Plans Approved by Security Holders	711,959	$26.24	398,131

Equity Compensation Plans Not Approved by Security Holders	—	—

Total	711,959	$25.07	398,131

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR

CHANGE-IN-CONTROL ARRANGEMENTS

Employment agreement with George E. Richmond

Pursuant to Mr. Richmond’s amended and restated employment agreement, the term automatically extends for successive one-year periods unless either party terminates the agreement at least 90 days prior to expiration of the initial term or any successive term. In May 2009, George E. Richmond’s existing employment agreement was amended and restated. The changes to the employment agreement consisted of amending the agreement to take into account various interpretations issued by the Internal Revenue Service (the “IRS”) with respect to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so that the payment of certain amounts under the employment agreement which are deemed to be deferred compensation under Code Section 409A are paid in a manner and timeframe that complies with the Code. Mr. Richmond’s annual base salary under the agreement was $50,000. On February 25, 2010, the Compensation Committee of the Board of Directors increased Mr. Richmond’s annual base salary under his amended and restated employment agreement from $50,000 to $100,000 per year, effective January 1, 2010, to reflect Mr. Richmond’s continued contributions to the Company and the termination of the consulting agreement with GER Consulting, Inc (“GER”), of which Mr. Richmond was the sole shareholder. In exchange for Mr. Richmond agreeing to lifetime restrictions regarding non-disclosure of Confidential Information (as defined in the agreement), non-competition, and non-inducement, the Company shall pay to Mr. Richmond $50,000 per year for the remainder of Mr. Richmond’s life following the termination of Mr. Richmond’s employment with the Company, for any reason other than termination by the Company with Cause (as defined in the agreement).

Employment agreements with Alfred E. Brennan and Arthur L. Herbst, Jr.

In January 2007, the Company entered into an employment agreement with Alfred E. Brennan pursuant to which Mr. Brennan agreed to serve as the Company’s Chief Executive Officer. The Company also entered into an employment agreement with Arthur L. Herbst, Jr. pursuant to which Mr. Herbst agreed to serve as the Company’s President. These employment agreements were to expire on January 31, 2010. Following the expiration of the initial term of the employment agreement, the employment agreement automatically extends for successive one year periods unless terminated by the Company at least six months prior to the expiration of any successive term.

In May 2009, the existing employment agreements of Mr. Brennan and Mr. Herbst were amended and restated. The changes to each employment agreement consisted of (i) extending the term, so that each agreement now expires on January 31, 2012, instead of January 31, 2010 and (ii) amending the agreement to take into account various interpretations issued by IRS with respect to Section 409A of the Code, so that the payment of certain amounts under the employment agreement which are deemed to be deferred compensation under Code Section 409A are paid to the executives in a manner and timeframe that complies with the Code.

During the term, Mr. Brennan and Mr. Herbst will be paid an annual base salary of $450,000 and $360,000, respectively, subject to any upward adjustment approved by the Compensation Committee, and will be eligible to receive an annual, discretionary bonus. During the term, they are also eligible for group life insurance, disability or accident, death or dismemberment insurance, health and welfare benefits, 401(k) benefit plan and other employee benefits available to our employees generally, as well as an automobile allowance, supplemental life and long-term disability benefits.

Potential Payments Upon Termination or Change-in-Control Arrangements

Following a change-in-control, Mr. Brennan and Mr. Herbst are entitled to receive the following:

•	A cash payment equal to 2.9999 times their base amount (as such term is used in Section 280G(b)(3) of the Code).

•

If any payment, benefit, or distribution to which Messrs. Brennan and Herbst become entitled are considered “excess parachute payments” under Section 280G of the Code, then the executives will be entitled to an additional payment from the Company in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Code and/or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

If Mr. Brennan’s or Mr. Herbst’s employment is terminated without cause or if Mr. Brennan or Mr. Herbst voluntarily terminate their employment for good reason, except in the case of a change-in-control, the executive shall receive all amounts of salary accrued through the date of termination, any accrued, but unpaid bonus compensation attributable to completed fiscal years and the full value of all compensation and benefits the executive otherwise would have earned during the term of the agreement. Such amounts shall be reduced by 25% of the salary and bonus compensation earned by the executive under new employment during the period.

If Mr. Brennan or Mr. Herbst voluntarily terminate their employment without good reason, except in the event of a change-in-control, but give the Company six months prior written notice, then the Company shall pay the executive all amounts of salary accrued through the date of termination, and a lump sum payment equal to the executive’s annual base salary.

If Mr. Brennan or Mr. Herbst’s employment is terminated on account of disability, the executive is eligible to receive:

•	All amounts due under any third party disability policy and the executive’s supplemental disability policy.

•	Base salary accruing during any eligibility or waiting period under the policy.

If Mr. Brennan or Mr. Herbst’s employment is terminated on account of death, their designated beneficiaries are entitled to receive:

•	All amounts of base salary and bonus compensation accrued as of the executive’s death.

•	Executive’s dependents are entitled to receive fully paid group medical and dental benefits for a period of 90 days.

•	Benefits accrued on any third party life insurance policy and their supplemental life insurance policy.

Employment agreements with Daniel J. Tarullo and Julia A. Heap

In June 2006, the Company entered into an employment agreement with Daniel J. Tarullo, the Company’s Vice President. The employment agreement was to expire on June 2, 2008. However, the employment agreement automatically extends for successive one year periods unless terminated by the Company at least six months prior to the expiration of any successive term. In May 2009, the existing employment agreement of Mr. Tarullo was amended and restated to take into account various interpretations issued by the IRS with respect to Section 409A of Code, so that the payment of certain amounts under the employment agreement which are deemed to be deferred compensation under Code Section 409A are paid in a manner and timeframe that complies with the Code.

In July 2009, the Company entered into an employment agreement with Julia A. Heap, the Company’s Vice President. The employment agreement will expire on June 2, 2010. However, the employment agreement automatically extends for successive one year periods unless terminated by the Company at least six months prior to the expiration of any successive term.

During the term, Mr. Tarullo and Ms. Heap will be paid an annual base salary of $140,000 and $130,000, respectively, subject to any upward adjustment approved by the Compensation Committee, and are eligible to receive an annual, discretionary bonus. During the term, they are also eligible for group life insurance, disability or accident, death or dismemberment insurance, health and welfare benefits, 401(k) benefit plan, automobile allowance and other employee benefits.

Potential Payments Upon Termination or Change-in-Control Arrangements

In the event of a change-in-control, Mr. Tarullo and Ms. Heap are entitled to receive a cash payment equal to the sum of the following, provided that the value does not exceed 2.999 times the base amount:

•	Annual base salary in effect at the time of termination; and

•	Maximum bonus compensation for the year in which the change-in-control occurs.

If Mr. Tarullo’s or Ms. Heap’s employment is terminated on account of death or disability, the Company is obligated to pay all amounts of base salary, bonus accrued as of the date of termination and any amounts due under any third party disability or life insurance policy. If during his or her employment term, Mr. Tarullo’s or Ms. Heap’s employment is terminated with cause or if he or she terminates his or her employment without good reason, the Company is obligated to pay all amounts of base salary (but not bonus compensation) accrued through the date of termination.

If, during his or her employment term, Mr. Tarullo’s or Ms. Heap’s employment is terminated without cause or if he or she terminates his or her employment for good reason, except in connection with a change-in-control, he or she is also entitled to receive:

•	Annual base salary accrued through the date of termination, and any accrued, but unpaid, bonus compensation attributable to completed fiscal years.

•	Base salary that would have been earned under the agreement for the remaining term.

Under the agreements described above, a change-in-control occurs when (i) an individual, entity or group acquires beneficial ownership 20% or more of the combined voting power of the Company; (ii) the Company is merged, consolidated or reorganized into or with another company, and as a result, less than a majority of the combined voting power of the surviving company is held by the Company’s shareholders; (iii) the Company sells or transfers all or substantially all of its assets to another company, and as a result, less than a majority of the combined voting power of surviving company is held by the Company’s shareholders; (iv) the Board or the Company’s shareholders approve a complete or substantial liquidation or dissolution; or (v) the majority of the members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of members of the Board immediately prior to such appointment or election. A change-in-control is not deemed to occur solely because the Company, its subsidiaries, management, or affiliates acquires 20% or more of the combined voting power of the Company.

Potential Payments Upon Termination and Following a Change-in-Control for Fiscal Year 2009

The following table describes the potential payments and benefits provided upon termination of employment or following a change-in-control for each of the named executive officers calculated as if the termination occurred on December 31, 2009.

Alfred E. Brennan

Chairman of the Board and Chief Executive Officer

		Voluntary Termination			Involuntary Termination
	Change of Control	Good Reason	Without Good Reason	Retirement	For Cause	Not For Cause	Death and/or Permanent Disability(2)
Compensation:
Cash Compensation(1)(4)	$3,521,353	$1,188,114	$450,000	—	—	$1,188,114	—
Stock Options (Unvested and Accelerated)	—	—	—	—	—	—	—
Restricted Stock (Unvested and Accelerated)	1,765,236	—	—	—	—	—	$1,765,236

Benefits and Perquisites:
Health and Welfare Benefits Continuation(3)	—	—	—	—	—	—	—
280G Tax Gross-Up	1,599,727	—	—	—	—	—	—

Total	$6,886,316	$1,188,114	$450,000	—	—	$1,188,114	$1,765,236

(1)	Change-in-control payment is equal to 2.9999x Mr. Brennan’s base amount (as such term is used in Section 280G(b)(3) of the Code). For Voluntary Termination with Good Reason or For Involuntary Termination Not For Cause, benefit is calculated as the salary and bonus (calculated as the executive’s maximum bonus as determined by the Compensation Committee, which is equal to 200% of base salary) due to the executive through the end of the executive’s employment agreement, which is due to expire on January 31, 2012. For Voluntary Termination without Good Reason, Mr. Brennan is eligible to receive one times salary if Mr. Brennan provides six months notice. If Mr. Brennan does not provide six months notice he is not eligible to receive any benefit.

(2)	Excludes amounts payable to the Mr. Brennan or his beneficiaries under the Company’s base life insurance and long-term disability policies. Also excludes amounts payable to Mr. Brennan or his beneficiaries under his supplemental life and long-term disability policies, for which the Company pays the annual premiums.

(3)	Amounts payable for the continuation of health and welfare benefits and other perquisites total less than $10,000.

(4)	Mr. Brennan’s employment agreement contains a non-competition provision that extends for one year following termination for Cause or Voluntary Termination without Good Reason (provided no change-in-control has occurred). The Company can extend the non-compete for an additional one year by paying a lump sum amount equal to Mr. Brennan’s annual base salary for the last year of the term of the agreement. The agreement also contains a non-solicit provision that extends one year following termination.

Arthur L. Herbst, Jr.

President and Chief Financial Officer

		Voluntary Termination			Involuntary Termination
	Change of Control	Good Reason	Without Good Reason	Retirement	For Cause	Not For Cause	Death and/or Permanent Disability(2)
Compensation:
Cash Compensation(1)(4)	$2,933,879	$1,073,957	$360,000	—	—	$1,073,957	—
Stock Options (Unvested and Accelerated)	—	—	—	—	—	—	—
Restricted Stock (Unvested and Accelerated)	1,758,174	—	—	—	—	—	$1,758,174

Benefits and Perquisites:
Health and Welfare Benefits Continuation(3)	—	—	—	—	—	—	—
280G Tax Gross-Up	1,406,077	—	—	—	—	—	—

Total	$6,098,130	$1,073,957	$360,000	—	—	$1,073,957	$1,758,174

(1)	Change-in-control payment is equal to 2.9999x Mr. Herbst’s base amount (as such term is used in Section 280G(b)(3) of the Code). For Voluntary Termination with Good Reason or For Involuntary Termination Not For Cause, benefit is calculated as the salary and bonus (calculated as the executive’s maximum bonus as determined by the Compensation Committee, which is equal to 200% of base salary) due to the executive through the end of the executive’s employment agreement, which is due to expire on January 31, 2012. For Voluntary Termination without Good Reason, Mr. Herbst is eligible to receive one times salary if Mr. Herbst provides six months notice. If Mr. Herbst does not provide six months notice he is not eligible to receive any benefit.

(2)	Excludes amounts payable to the Mr. Herbst or his beneficiaries under the Company’s base life insurance and long-term disability policies. Also excludes amounts payable to Mr. Herbst or his beneficiaries under his supplemental life and long-term disability policies, for which the Company pays the annual premiums.

(3)	Amounts payable for the continuation of health and welfare benefits and other perquisites total less than $10,000.

(4)	Mr. Herbst’s employment agreement contains a non-competition provision that extends for one year following termination for Cause or Voluntary Termination without Good Reason (provided no change-in-control has occurred). The Company can extend the non-compete for an additional one year by paying a lump sum amount equal to Mr. Herbst’s annual base salary for the last year of the term of the agreement. The agreement also contains a non-solicit provision that extends one year following termination.

Daniel J. Tarullo

Vice President

		Voluntary Termination			Involuntary Termination
	Change- In-Control	Good Reason	Without Good Reason	Retirement	For Cause	Not For Cause	Death and/or Permanent Disability(2)
Compensation:
Cash Compensation(1)	$280,000	$57,160	—	—	—	$57,160	—
Stock Options (Unvested and Accelerated)	—	—	—	—	—	—	—
Restricted Stock (Unvested and Accelerated)	107,040	—	—	—	—	—	$107,040

Benefits and Perquisites:
Health and Welfare Benefits Continuation(3)	—	—	—	—	—	—	—
280G Tax Gross-Up	—	—	—	—	—	—	—

Total	$387,040	$57,160	—	—	—	$57,160	$107,040

(1)	Change-in-control payment is equal to 1.0x Mr. Tarullo’s base salary plus maximum bonus (calculated as the executive’s maximum bonus as determined by the Compensation Committee, which is equal to 100% of base salary). For Voluntary Termination With Good Reason or Involuntary Termination Not For Cause, benefit is calculated as the salary due to the executive through the end of the executive’s employment agreement, which was due to expire on June 2, 2009, but has been extended for a one year period.

(2)	Excludes amounts payable to the Mr. Tarullo or his beneficiaries under the Company’s base life insurance and long-term disability policies.

(3)	Amounts payable for the continuation of health and welfare benefits and other perquisites total less than $10,000.

Julia A. Heap

Vice President

		Voluntary Termination			Involuntary Termination
	Change- In-Control	Good Reason	Without Good Reason	Retirement	For Cause	Not For Cause	Death and/or Permanent Disability(2)
Compensation:
Cash Compensation(1)	$260,000	$53,077	—	—	—	$53,077	—
Stock Options (Unvested and Accelerated)	—	—	—	—	—	—	—
Restricted Stock (Unvested and Accelerated)	123,568	—	—	—	—	—	$123,568

Benefits and Perquisites:
Health and Welfare Benefits Continuation(3)	—	—	—	—	—	—	—
280G Tax Gross-Up	—	—	—	—	—	—	—

Total	$383,568	$53,077	—	—	—	$53,077	$123,568

(1)	Change-in-control payment is equal to 1.0x Ms. Heap’s base salary plus maximum bonus (calculated as the executive’s maximum bonus as determined by the Compensation Committee, which is equal to 100% of base salary). For Voluntary Termination With Good Reason or Involuntary Termination Not For Cause, benefit is calculated as the salary due to the executive through the end of the executive’s employment agreement, which is due to expire on June 2, 2010.

(2)	Excludes amounts payable to the Ms. Heap or her beneficiaries under the Company’s base life insurance and long-term disability policies.

(3)	Amounts payable for the continuation of health and welfare benefits and other perquisites total less than $10,000.

NON-EMPLOYEE DIRECTOR COMPENSATION

Full-time employees of the Company who serve as directors receive only reimbursement of expenses incurred in attending meetings. Effective May 5, 2009, each non-employee director is eligible to receive an annual retainer of $30,000 paid in quarterly installments over the year of service.

On May 5, 2009, the Company made grants of restricted stock to non-employee directors. The Company awarded 1,271 shares of restricted stock to each of our non-employee directors. These shares will be fully vested on May 5, 2010. Restricted stock granted to our non-employee directors provide that in the event of a change-in-control of the Company, each share of restricted stock held by a non-employee director whose service as a director has not terminated prior to such date shall be vested in full.

The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2009.

Director Compensation in Fiscal Year 2009

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)(3)	Total ($)
Brian F. Bremer	30,000	20,006	—	195	50,201
Patrick J. Ferrillo, Jr.	30,000	20,006	—	195	50,201
Richard J. Bliss	30,000	20,006	—	195	50,201
George E. Richmond(1)	—	—	—	—	—

(1)	See RELATIONSHIPS AND RELATED PERSON TRANSACTIONS on page 29 for a description of payments made to Mr. Richmond.

(2)	The amounts shown are the compensation costs recognized in our financial statements for fiscal year 2009 related to awards of restricted stock to our non-employee directors in fiscal year 2009 to the extent we recognized compensation expense in fiscal year 2009 for such awards in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(3)	The amounts shown represent the dividend payments received during fiscal year 2009, associated with unvested restricted stock awards.

RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On April 1, 2002, the Company entered into a consulting agreement with GER pursuant to which GER would provide consulting services to the Company through December 31, 2002. George Richmond is the sole shareholder of GER. Under the terms of the consulting agreement, the Company pays GER $4,167 monthly. During 2009, the Company paid $50,000 in consulting fees to GER under the terms of the consulting agreement. The consulting agreement was amended on May 14, 2002 to automatically extend for successive one-year periods unless either party terminates the agreement within 90 days of its initial term or any successive term. On February 25, 2010, in connection with the dissolution of GER, the Company and GER terminated the consulting agreement, effective December 31, 2009. The Company also paid Mr. Richmond $50,000 in 2009 in connection with his employment agreement referenced earlier in this proxy statement. On February 25, 2010, the Compensation Committee of the Board of Directors increased the base salary of Mr. Richmond as set forth in his amended and restated employment agreement from $50,000 to $100,000 per year, effective January 1, 2010, to reflect Mr. Richmond’s continued contributions to the Company and the termination of the consulting agreement with GER.

During 2009, Anne Brennan was employed by the Company as Director of Business Development. Compensation earned by, or paid to, Ms. Brennan for 2009 consisted of an annual salary of $130,000 and a cash bonus of $25,000. Anne Brennan is the sister of Alfred E. Brennan, the Company’s Chairman of the Board and Chief Executive Officer.

The Company has adopted a policy that all transactions between the Company and any affiliated party will be approved by a majority of the members of the Company’s Board of Directors, by a majority of the independent and disinterested Directors and the Audit Committee and will continue to be on terms no less favorable to the Company than terms the Company believes would be available from unaffiliated third parties. All proposed related person transactions are reported to the Chief Executive Officer, President, Chief Financial Officer or Controller, who assist in gathering the relevant information about the transaction, and present the information to the Board of Directors or one of its Committees. The Board of Directors then determines whether the transaction is a related person transaction and approves, ratifies or rejects the transaction.

The Company believes that the terms of each of the above transactions are at least as favorable as those which could have been obtained from unrelated parties.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent auditors, corporate accountants and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

We have reviewed and discussed with senior management the Company’s audited financial statements included in the 2009 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and, (ii) have been prepared in conformity with generally accepted accounting principles.

We have discussed with Crowe Horwath LLP, our independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from Crowe Horwath LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe Horwath LLP’s communication with the Audit Committee concerning independence. Crowe Horwath LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2009 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and the Company’s independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principals, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

During fiscal year 2009, management updated the documentation and completed the testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. We were kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, we received periodic updates provided by management and Crowe Horwath LLP at each regularly scheduled Committee meeting. At the conclusion of the process, management provided us with a report on the effectiveness of the Company’s internal control over financial reporting. We also reviewed Management’s Report on Internal Control over Financial Reporting, as well as Crowe Horwath LLP’s Report of Independent Registered Public Accounting Firm, which were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC. Crowe Horwath LLP’s report related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. We continue to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2010.

Brian F. Bremer, Chairman

Patrick J. Ferrillo, Jr.

Richard J. Bliss

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent auditors for the fiscal year ending December 31, 2009 was Crowe Horwath LLP. The Board of Directors expects that representatives of Crowe Horwath LLP will be present at the Annual Meeting to respond to shareholders questions and to have the opportunity to make any statements they consider appropriate.

Pricewaterhouse Coopers LLP has been appointed by the Audit Committee, with authority granted by the Board of Directors, to serve as the independent tax consultants for the Company and its subsidiary corporations for the fiscal year ending December 31, 2009.

Set forth below is a summary of certain fees paid or payable to Crowe Horwath LLP and Pricewaterhouse Coopers LLP for services for the years ended December 31, 2009 and 2008.

	2009	2008
Audit Fees & Reimbursed Expenses	$337,420	$355,156
Tax Fees	149,801	200,350
All Other Fees	13,406	—

Total	$500,627	$555,506

Below is a description of the nature of services comprising the fees disclosed for each category above.

Audit Fees

The Company estimates that the aggregate fees billed by Crowe Horwath LLP for professional services rendered in connection with (i) the audit of the Company’s annual financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, (ii) the assessment and audit of the Company’s system of internal control and compliance with the Sarbanes-Oxley Act and (iii) the review of the Company’s quarterly financial statements set forth in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009, were $337,420. The aggregate fees billed by Crowe Horwath LLP for professional services rendered in connection with (i) the audit of the Company’s annual financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, (ii) the assessment and audit of the Company’s system of internal control and compliance with the Sarbanes-Oxley Act and (iii) the review of the Company’s quarterly financial statements set forth in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008, and September 30, 2008, were $309,160.

The Company paid KPMG LLP $32,664 for professional services rendered in connection with the review of the Company’s quarterly financial statements set forth in the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008. KPMG LLP was replaced as auditors in 2008 and did not provide professional services during the fiscal year ended December 31, 2009.

Audit-Related Fees

The Company did not pay Crowe Horwath LLP any audit-related fees in 2009 or 2008.

Tax Fees

Fees of $149,801 in 2009 and $200,350 in 2008 were paid by the Company to PricewaterhouseCoopers LLP for income tax compliance, tax advice and tax planning.

All Other Fees

The Company paid Crowe Horwath LLP $13,406 in other fees in 2009 for a utility tax study.

The Audit Committee has advised the Company that it has determined the non-audit services rendered by the Company’s independent auditors during the years ending December 31, 2009 and December 31, 2008 are compatible with maintaining the independence of such auditors.

Pre-approval of Services by the External Auditor

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s external auditor. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its external auditor and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. The Audit Committee pre-approved all audit and permitted non-audit services by the Company’s external auditors in 2009.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at its next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its external auditor.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2011 Annual Meeting of Shareholders must be received by the Company no later than December 6, 2010 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be delivered to the Company no later than the close of business on February 3, 2011, but no earlier than the close of business on January 4, 2011, to be considered for a vote at next year’s annual meeting. The notice must contain the information required by the Company’s By-laws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report to Shareholders for fiscal year 2009 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or the Annual Report to Shareholders for fiscal year 2009 either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to Young Innovations, Inc., Attention: Secretary, 500 N. Michigan Ave., Suite 2204, Chicago, IL 60611, we will provide copies of these materials.

OTHER MATTERS

The Board of Directors does not intend to present to the Annual Meeting any business other than the items stated in the “Notice of Annual Meeting of Shareholders” and does not know of any other matters to be brought before or voted upon at the meeting other than those referred to above. If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

By Order of the Board of Directors

Katherine E. Sprowls

Corporate Secretary

Date: April 5, 2010

The Company will furnish without charge to each person whose proxy is solicited, and to each person representing that as of the record date for the meeting he or she was a beneficial owner of shares entitled to be voted at the meeting, on written request, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC, including the financial statements and schedules thereto. Such written request should be directed to Young Innovations, Inc., Attention: Ms. Katherine E. Sprowls, Secretary, 500 North Michigan Avenue, Suite 2204, Chicago, Illinois 60611.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000004 C123456789
000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE

ENCLOSED ENVELOPE.

A The Board of Directors recommends a vote FOR proposals 1 and 2.
1. Election of Directors:	For	Withhold

01 - George E. Richmond	☐	☐

02 - Alfred E. Brennan	☐	☐

03 - Brian F. Bremer	☐	☐

04 - Patrick J. Ferrillo, Jr.	☐	☐

05 - Richard J. Bliss	☐	☐

2. To ratify the appointment of Crowe Horwath LLP as our independent auditors for the fiscal year ending December 31, 2010.

☐ For	☐ Against	☐ Abstain

B Non-Voting Items

Change of Address— Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, trustee or other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.		Signature 2 — Please keep signature within the box.
/ /
	C 1234567890 50AV	JNT 0210301	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
<STOCK> 010S1A

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — YOUNG INNOVATIONS, INC.

Proxy for the Annual Meeting of Shareholders — May 4, 2010

This Proxy is solicited on behalf of the Board of Directors

The undersigned shareholder of YOUNG INNOVATIONS, INC., a Missouri corporation (the “Company”), hereby constitutes and appoints Alfred E. Brennan and Katherine E. Sprowls, and each of them, as Attorneys and Proxies (with full power of substitution in each), and authorizes them to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 4, 2010, at 9:00 A.M. and at any adjournment thereof, and to vote the common stock of the Company held by the undersigned as designated below on proposals 1 and 2, and in their discretion on all other matters coming before the Meeting.

This Proxy, when properly executed, will be voted in the manner directed by the shareholder, but if no direction is made, this Proxy will be voted FOR proposals 1 and 2.

The signer hereby revokes all proxies heretofore given to vote at said meeting or any adjournment thereof.

PLEASE MARK (ON REVERSE SIDE), SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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Source: YOUNG INNOVATIONS INC, DEF 14A, April 05, 2010